Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Heritage Distilling Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

CALCULATION OF REGISTRATION FEE

	Security Type	Security Class Title(1)	Fee Calculation Rule(3)	Amount Being Registered(2)	Proposed Maximum Offering Price Per Security		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Shares of common stock, $0.0001 par value (3)	Rules 457(c) and 457(f)(1)	11,856,632	$10.61	(4)	$125,798,866	0.00011020	$13,863
Fees to Be Paid	Equity	Warrants to purchase common stock (5)	Rules 457(c) and 457(f)(1)	17,904,180	——	(6)	——	——	——
Fees to Be Paid	Equity	Shares of common stock issuable upon exercise of the warrants registered hereunder(7)	Rules 457(f)(1) and Other	17,904,180	$11.5925	(6)	$207,554,207	0.00011020	$22,872
Fees to Be Paid	Equity	Contingent Value Rights (8)	Rules 457(g)	6,487,070	——	(8)	——	0.00011020	——
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A		N/A	N/A	N/A
	Total Offering Amounts						$333,353,072		$36,736
	Total Fees Previously Paid								—
	Total Fee Offsets								—
	Net Fee Due								$36,736

(1)	In connection with the proposed business combination (the “Business Combination”) of the registrant, Heritage Distilling Group, Inc. (“Pubco”), a Delaware corporation and a wholly-owned subsidiary of Better World Acquisition Corp., a Delaware corporation (“BWAC”), pursuant to a Business Combination Agreement (as it may be amended, restated and/or supplemented from time to time in accordance with its terms, the “Business Combination Agreement,”) with BWAC, Heritage Distilling Holding Company, Inc., a Delaware corporation (together with its successors, “Heritage”), and certain other parties.

(2)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	These shares represent (a) 3,000,000 shares of common stock, $0.0001 par value per share (“Pubco Common Stock”), to be issued to holders of BWAC public shares, assuming no redemptions of BWAC public shares at the closing of the Business Combination (the “Closing”), (b) 3,154,650 shares of Pubco Common Stock to be issued to BWA Holdings LLC, a Delaware limited liability company (the “Sponsor”), in consideration of the Sponsor’s BWAC shares at the Closing, including 1,000,000 shares of Pubco Common Stock to be placed into escrow (the “CVR Escrow Account”) in connection with Pubco’s obligations under the a Contingent Value Rights Agreement (the “CVR Agreement”) to holders of contingent value rights (“CVRs”), (c) 332,420 shares of Pubco Common Stock to be issued to EarlyBirdCapital, Inc., the representative of the underwriters in BWAC’s initial public offering, upon the Closing, and (d) the maximum number of shares of Pubco Common Stock to be issued in connection with the Business Combination to the Heritage securityholders as consideration for the Business Combination upon the Closing, including 3,000,000 shares of Pubco Common Stock to be placed into the CVR Escrow Account in connection with Pubco’s obligations under the CVR Agreement to holders of CVRs.

(4)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and based on the average of the high and low prices of BWAC common stock, as reported on the Nasdaq Capital Market on February 9, 2023, which is a date within five (5) business days prior to the filing date of this registration statement with the U.S. Securities and Exchange Commission (the “SEC”).

(5)	These warrants will be issued in exchange for (i) warrants to purchase 12,618,600 shares of BWAC in its initial public offering registered on a registration statement on Form S-1 (SEC File Nos. 333-249374 and 333-250051) and (ii) warrants to purchase 5,285,580 shares of BWAC common stock issued in private placement transactions consummated in connection with its initial public offering. Such warrants previously issued by BWAC that are outstanding immediately prior to the Closing will automatically be converted by operation of law into a redeemable warrant to acquire one share of Pubco Common Stock at the same price and on substantially the same terms as such previously issued warrants.

(6)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and is based on the sum of (i) the average of the high and low prices of BWAC’s issued and outstanding warrants as reported on the Nasdaq Capital Market on February 9, 2023 ($0.925 per warrant), which is a date within five (5) business days of the filing date of this registration statement with the SEC, and (ii) the exercise price of $11.50 per share of Pubco Common Stock issuable upon exercise of such warrants. This calculation is in accordance with Rules 457(f)(1) and 457(i) under the Securities Act. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to the warrants has been allocated to the underlying shares of Common Stock issuable upon exercise of such warrants and included in the registration fee paid in respect of such shares of Pubco Common Stock. The maximum number of shares of Pubco Common Stock issuable upon exercise of the warrants are being simultaneously registered hereunder.

(7)	Represents the shares of Pubco Common Stock issuable upon exercise of the warrants pursuant to their terms. Each whole warrant will be exercisable for one share of Pubco Common Stock at a price of $11.50 per share.

(8)	Represents CVRs issued to holders of BWAC who do not redeem their shares of BWAC common stock in connection with the Business Combination. Pursuant to Rule 457(g) under the Securities Act, no separate registration fee is required for the CVRs.